SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
              SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
                   OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
                     SECTIONS 13 AND 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                           Commission File No. 0-24502


                          ROCK BOTTOM RESTAURANTS, INC.

             (Exact name of registrant as specified in its charter)



                        248 CENTENNIAL PARKWAY, SUITE 100
                           LOUISVILLE, COLORADO 80027
                                 (303) 664-4000
    (Address and Telephone Number of Registrant's Principal Executive Office)


                          COMMON STOCK, $.01 PAR VALUE

            (Title of each class of securities covered by this Form)



                                      NONE

                 (Titles of all other classes of securities for
               which a duty to file reports under Section 13(a) or
                                 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        |X|

         Rule 12g-4(a)(1)(ii)       |_|

         Rule 12g-4(a)(2)(i)        |_|

         Rule 12g-4(a)(2)(ii)       |_|

         Rule 12h-3(b)(1)(i)        |X|

         Rule 12h-3(b)(1)(ii)       |_|

         Rule 12h-3(b)(2)(i)        |_|

         Rule 12h-3(b)(2)(ii)       |_|

         Rule 15d-6                 |_|


         Approximate number of holders of record as the certification or notice date: One (1)

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, Rock Bottom Restaurants, Inc. has caused this certification and notice to be signed on its behalf by the undersigned duly authorized person.


                                            Rock Bottom Restaurants, Inc.



Date:  August 18, 1999                      By: /s/ JOHN COLETTA
                                               --------------------------------
                                            Name:  John Coletta
                                            Title: Treasurer